EXHIBIT 99.1

NMI Holdings, Inc. Reports First Quarter 2016 Financial Results,
Monthly Premium New Insurance Written Grows 23% Sequentially
EMERYVILLE, CALIF., Apr. 26, 2016 -- NMI Holdings, Inc. (Nasdaq: NMIH) today reported results for the first quarter ended Mar. 31, 2016. In the first quarter, monthly premium new insurance written (NIW) was $2.5 billion, up 23% over $2.0 billion in the prior quarter and up 170% compared with the first quarter of 2015.
The company reported a net loss for the first quarter of $3.9 million, or $0.07 per share, which compares with a net loss of $4.8 million, or $0.08 per share, in the prior quarter and a net loss of $7.8 million, or $0.13 per share, in the first quarter of 2015. In the first quarter, total revenue was $22.2 million, which compares with $18.9 million in the prior quarter and $9.1 million in the first quarter of 2015.
Bradley Shuster, chairman and CEO of National MI, said, “National MI delivered another excellent quarter, achieving total NIW of $4.3 billion, up more than 150% over the first quarter of 2015. Importantly, in the first quarter we grew monthly product by 23% over the prior quarter. This was on top of the 28% sequential increase achieved in the fourth quarter of 2015. Primary insurance-in-force grew 25% to $18.6 billion, driving record levels of earned premiums. We continue to expect GAAP profitability in the second half of 2016 and thereafter to demonstrate the growing earnings leverage this business produces as we scale into our largely fixed expense base. In addition, we currently are negotiating reinsurance relationships that we believe will provide substantial capital credit while allowing for continued growth in net premiums and the generation of internal capital. We expect that reinsurance will become a permanent part of our capital structure and will allow us to defer indefinitely an equity capital raise.”

•	Total NIW of $4.3 billion in the first quarter compares with total NIW of $4.5 billion in the prior quarter and total NIW of $1.7 billion in the first quarter of 2015.

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Monthly premium NIW was $2.5 billion, an increase of 23% over $2.0 billion in the prior quarter and an increase of 170% over the first quarter of 2015. Single premium NIW of $1.8 billion was down 30% from the prior quarter and up 128% compared with the same quarter a year ago.

•	Premiums earned for the quarter were $19.8 million, up from $16.9 million in the prior quarter and $6.9 million in the same quarter a year ago.

•	Investment income in the first quarter was $3.2 million, up from $2.1 million in the prior quarter and $1.6 million in the first quarter of 2015.

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Total underwriting and operating expenses in the first quarter were $22.7 million, including share-based compensation expense of $1.4 million. This compares with total underwriting and operating expenses of $21.7 million, including $2.3 million of share-based compensation, in the prior quarter, and $18.4 million, including $2.0 million of share-based compensation, in the same quarter a year ago.

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As of the end of the first quarter, the company had approved master policies in place with 1,023 customers, up from 964 as of the end of the prior quarter, and up from 777 as of the end of the first quarter of 2015. Customers delivering NIW in the quarter grew to a new high of 469, which compares with 427 in the prior quarter and 291 in the same quarter a year ago. On an ever-to-date basis, customers delivering NIW grew to 594.

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As of Mar. 31, 2016, the company had primary insurance-in-force of $18.6 billion, which compares with $14.8 billion at the prior quarter end and $4.8 billion as of Mar. 31, 2015. Pool insurance-in-force as of the end of the first quarter was $4.1 billion, which compares with $4.2 billion at the prior quarter-end and $4.6 billion as of Mar. 31, 2015.

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At quarter-end, cash and investments were $630 million, including $84 million at the holding company, and book equity was $410 million, equal to $6.94 per share. This book value excludes any benefit attributable to the company’s deferred tax asset of approximately $66 million as of Dec. 31, 2015.

EXHIBIT 99.1

•	At quarter-end, the company had total PMIERs available assets of $434 million and based on its current risk-in-force was required to maintain PMIERs assets of $303 million.

Outlook

•	The company currently expects to write in the range of $19- $20 billion of new insurance in 2016.

•	To support this growth, the company expects in 2016 to execute reinsurance arrangements that would defer indefinitely the need for additional equity capital.

•	The company currently expects to achieve GAAP profitability in the second half of 2016. This outlook includes the impact of expected NIW growth, growth in volume-related expenses, and reinsurance.

Conference Call and Webcast Details
NMI Holdings, Inc. will hold a conference call today, April 26, 2016, at 1:30 p.m. Pacific / 4:30 p.m. Eastern to discuss results for the quarter. The conference call will be broadcast live on the company’s website, on the "Events and Presentations" page of the "Investors" section at http://ir.nationalmi.com. The call may also be accessed by dialing (888) 734-0328 inside the U.S., or (914) 495-8578 for international callers using Conference ID: 91518762, or by referencing NMI Holdings, Inc. Investors and analysts are asked to dial-in ten minutes before the conference call begins.

About National MI
National Mortgage Insurance Corporation (National MI), a subsidiary of NMI Holdings, Inc. (NASDAQ: NMIH), is a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release or any other written or oral statements made by or on behalf of the Company in connection therewith may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act), and the U.S. Private Securities Litigation Reform Act of 1995 (PSLRA). The PSLRA provides a "safe harbor" for any forward-looking statements. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements, including any statements about our expectations, outlook, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believe," "can," "could," "may," "predict," "assume," "potential," "should," "will," "estimate," "plan," "project," "continuing," "ongoing," "expect," "intend" and similar words or phrases. All forward-looking statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that may turn out to be inaccurate and could cause actual results to differ materially from those expressed in them. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. Important factors that could cause actual events or results to differ materially from those indicated in such statements include, but are not limited to: our ability to implement our business strategy, including our ability to attract and retain a diverse customer base and to achieve a diversified mix of business across the spectrum of our product offerings; changes in the business practices of the GSEs that may impact the use of private mortgage insurance; our ongoing ability to comply with the financial requirements of the PMIERs; our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs; our ability to successfully execute and implement our capital plans, including our ability to enter into, and receive approval of, reinsurance arrangements on terms and conditions that are acceptable to us and to the GSEs; heightened competition for our mortgage insurance business from other private mortgage insurers and the FHA; adoption of new or changes to existing laws and regulations or their enforcement and implementation by regulators; changes to the GSEs' role in the secondary mortgage market or other changes that could affect the residential mortgage industry generally or mortgage insurance in particular; potential future lawsuits, investigations or inquiries or resolution of current inquiries; our ability to utilize our net operating loss carryforwards, which could be limited or eliminated in various ways, including if we experience an ownership change as defined in Section 382 of the Internal Revenue Code; and general economic downturns and volatility. These risks and uncertainties also include, but are not limited to, those set forth under the heading "Risk Factors" detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2015, as subsequently updated through other reports we file with the SEC. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We caution you not to place undue reliance on any forward-looking statement, which speaks only as of the date on which it is made, and we undertake no

EXHIBIT 99.1

obligation to publicly update or revise any forward-looking statement to reflect new information, future events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law.

Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
john.swenson@nationalmi.com
(510) 788-8417
Press Contact
Mary McGarity
Strategic Vantage Mortgage Public Relations
(203) 513-2721
MaryMcGarity@StrategicVantage.com

EXHIBIT 99.1

Consolidated statements of operations	For the three months ended March 31,
	2016	2015
Revenues	(In Thousands)
Net premiums written	$38,129	$12,921
Increase in unearned premiums	(18,322)	(5,985)
Net premiums earned	19,807	6,936
Net investment income	3,231	1,596
Net realized investment (losses) gains	(885)	613
Other revenues	32	—
Total revenues	22,185	9,145
Expenses
Insurance claims and claims expenses	458	104
Underwriting and operating expenses	22,672	18,350
Total expenses	23,130	18,454
Other (expense) income
Gain from change in fair value of warrant liability	670	1,248
Interest expense	(3,632)	—
Loss before income taxes	(3,907)	(8,061)
Income tax benefit	—	(241)
Net loss	$(3,907)	$(7,820)

Consolidated balance sheets	March 31, 2016	December 31, 2015
	(In Thousands)
Total investment portfolio	$556,683	$559,235
Cash and cash equivalents	73,302	57,317
Deferred policy acquisition costs, net	20,948	17,530
Software and equipment, net	17,219	15,201
Other assets	16,162	13,168
Total assets	$684,314	$662,451
Term loan	$143,982	$143,939
Unearned premiums	109,095	90,773
Reserve for insurance claims and claims expenses	1,137	679
Accounts payable and accrued expenses	19,108	22,725
Warrant liability	797	1,467
Deferred tax liability	137	137
Total liabilities	274,256	259,720
Total shareholders' equity	410,058	402,731
Total liabilities and shareholders' equity	$684,314	$662,451

EXHIBIT 99.1

New Insurance Written, Insurance in Force and Premiums
The table below shows primary and pool IIF, NIW and premiums written and earned.

Primary and pool IIF and NIW	As of and for the quarter ended
	March 31, 2016		March 31, 2015
	IIF	NIW	IIF	NIW
	(In Thousands)
Monthly	$9,209,600	$2,491,671	$2,258,776	$918,697
Single	9,354,522	1,762,403	2,576,472	777,445
Primary	18,564,122	4,254,074	4,835,248	1,696,142

Pool	4,135,620	—	4,621,346	—
Total	$22,699,742	$4,254,074	$9,456,594	$1,696,142

Primary and pool premiums written and earned	For the quarter ended
	March 31, 2016	March 31, 2015
	(In Thousands)
Net premiums written	$38,129	$12,921
Net premiums earned	19,807	6,936
Portfolio Statistics
The table below shows primary NIW, IIF, RIF, policies in force, the weighted average coverage and loans in default, by quarter, for the last five quarters.

Primary portfolio trends	As of and for the quarter ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(Dollars in Thousands)
New insurance written	$4,254,074	$4,546,759	$3,632,740	$2,548,515	$1,696,142
Insurance in force (1)	$18,564,122	$14,823,926	$10,601,492	$7,190,414	$4,835,248
Risk in force (1)	$4,487,456	$3,586,462	$2,553,347	$1,715,442	$1,145,602
Policies in force (1)	79,700	63,948	46,175	31,682	21,225
Weighted average coverage (2)	24.2%	24.2%	24.1%	23.9%	23.7%
Loans in default (count)	55	36	20	9	6
Risk in force on defaulted loans	$2,765	$1,705	$962	$528	$350

(1)	Reported as of the end of the period.

(2)	End of period RIF divided by IIF.

EXHIBIT 99.1

The table below reflects a summary of the change in total primary IIF for the three months ended March 31, 2016 and 2015.

Primary IIF	For the three months ended March 31,
	2016	2015
	(In Thousands)
IIF, beginning of period	$14,823,926	$3,369,664
NIW	4,254,074	1,696,142
Cancellations and other reductions	(513,878)	(230,558)
IIF, end of period	$18,564,122	$4,835,248
The table below reflects a summary of our primary IIF and RIF by book year.

Primary IIF and RIF	As of March 31, 2016
	IIF	RIF
	(In Thousands)
2016	$4,232,299	$1,010,827
2015	11,805,280	2,864,146
2014	2,461,156	597,166
2013	65,387	15,317
Total	$18,564,122	$4,487,456
The table below reflects our total primary IIF, RIF and average loan size, by FICO.

	As of March 31, 2016
Primary	IIF		RIF		Average primary loan size
	(Dollars in Thousands)
>= 740	$12,191,260	65.7%	$2,954,383	65.8%	$239
680 - 739	5,696,679	30.7	1,378,197	30.7	224
620 - 679	676,183	3.6	154,876	3.5	203
<= 619	—	—	—	—	—
Total	$18,564,122	100.0%	$4,487,456	100.0%
As of March 31, 2016, 98% of our primary RIF was comprised of insurance on fixed rate mortgages, with the remaining 2% of our primary RIF consisting of insurance on adjustable rate mortgages of five years or greater. As of March 31, 2016, 100% of our pool RIF was comprised of insurance on fixed rate mortgages.

EXHIBIT 99.1

The following table reflects the percentage and policy count of our RIF by LTV.

Total RIF by LTV	As of March 31, 2016
	% of Total RIF	Policy Count
Primary
95.01% and above	4.4%	3,741
90.01% to 95.00%	54.0	37,304
85.01% to 90.00%	33.4	25,197
85.00% and below	8.2	13,458
Total primary	100.0%	79,700
Pool
80.00% and below	100.0%	18,629
Total pool	100.0%	18,629
Geographic Dispersion
The following tables show the distribution by state of our IIF and RIF, for both primary and pool insurance.

Top 10 primary IIF and RIF by state		IIF	RIF
As of March 31, 2016
1.	California	14.0%	13.2%
2.	Texas	6.6	6.8
3.	Virginia	5.9	5.8
4.	Florida	5.1	5.3
5.	Michigan	4.2	4.3
6.	Colorado	4.0	4.1
7.	Arizona	3.7	3.8
8.	Pennsylvania	3.5	3.6
9.	North Carolina	3.5	3.5
10.	Maryland	3.2	3.1
	Total	53.7%	53.5%

Top 10 pool IIF and RIF by state		IIF	RIF
As of March 31, 2016
1.	California	20.8%	20.7%
2.	Texas	6.1	6.1
3.	Illinois	4.4	4.3
4.	Colorado	3.8	3.8
5.	Washington	3.6	3.6
6.	Florida	3.6	3.6
7.	Pennsylvania	3.1	3.1
8.	Massachusetts	3.1	3.1
9.	Michigan	3.1	3.1
10.	Wisconsin	3.0	3.0
	Total	54.6%	54.4%